Exhibit 99.1

Garrett Motion Reports Fourth Quarter and Full Year 2021 Financial Results
Fourth Quarter 2021 Highlights
•Reported net sales totaled $862 million, down 14% on a GAAP basis and 13% at constant currency*
•Net income totaled $128 million; Adjusted net income* was $78 million
•Adjusted EBITDA* totaled $129 million; Adjusted EBITDA margin* improved to 15.0%
•Net cash used for operating activities totaled $136 million
•Adjusted free cash flow* totaled $151 million; Adjusted free cash flow conversion rate* was 194%
Full Year 2021 Highlights
•Net sales totaled $3,633 million, up 20% on a GAAP basis and 15% at constant currency*
•Net income totaled $495 million; Adjusted net income* was $331 million
•Adjusted EBITDA* increased 38% to $607 million; Adjusted EBITDA margin* improved to 16.7%
•Net cash used for operating activities totaled ($310) million
•Adjusted free cash flow* totaled $367 million; Adjusted free cash flow conversion rate* was 111%

ROLLE, Switzerland, February 14, 2022 – Garrett Motion Inc. (Nasdaq: GTX), a leading differentiated technology provider for the automotive industry, today announced its financial results for the quarter and year ended December 31, 2021.

$ millions (unless otherwise noted)	Q4 2021	Q4 2020	Full Year 2021	Full Year 2020
Net sales	862	1,008	3,633	3,034
Cost of goods sold	707	834	2,926	2,495
Gross profit	155	174	707	539
Gross profit %	18.0%	17.3%	19.5%	17.8%
Selling, general and administrative expenses	50	58	216	260
Income before taxes	89	54	538	119
Net income	128	26	495	80
Adjusted net income*	78	77	331	215
Adjusted EBITDA*	129	149	607	440
Adjusted EBITDA margin*	15.0%	14.8%	16.7%	14.5%
Net cash provided by (used for) operating activities	136	161	(310)	25
Adjusted free cash flow*	151	236	367	128
* See reconciliations to the nearest GAAP measure in pages 6-15. ** Using 2.5% global LV growth based on IHS' 2021 estimate of 76.4 million

“In 2021, Garrett achieved strong growth across all key metrics," said Olivier Rabiller, Garrett President and CEO. "Net sales of $3.6 billion grew 20% on a GAAP basis and 15% at constant currency outpacing global auto production by approximately 12.5 percentage points**, as solid demand across our product portfolio was led by 25% growth in our commercial vehicle business and 21% growth in our aftermarket business, also at constant currency. Taken together, these two businesses add significant diversification to our portfolio as they comprise 30% of our 2021 net sales and an even greater proportion of our cash flow. This resilient demand coupled with our highly flexible cost structure and supply chain agility, helped Garrett meet our revised 2021 financial targets, deliver solid cash flow and accelerate our deleveraging activities."

"Our outlook for 2022 is for focused execution in a gradually improving macro environment as we pursue our strategic growth initiatives, positioning the company for continued success for the long term benefit of shareholders in the evolving powertrain industry."
Results of Operations
Net sales for the fourth quarter 2021 were $862 million down 14% compared with $1,008 million in the fourth quarter of 2020. Net sales at constant currency decreased 13% and exclude the negative impact of $12 million from foreign currency translation. The year-over-year decrease in net sales was driven by global semiconductor shortage sales across all product lines mainly in passenger vehicles. Net Sales of 2021 were $3,633 million up 20% compared with $3,034 million in 2020. Net sales at constant currency increased 15% and include a positive impact of $132 million or 5% due to foreign currency translation driven by higher Euro-to-dollar exchange rates.

Cost of goods sold for the fourth quarter of 2021 was $707 million compared with $834 million in 2020 primarily due to lower volumes which contributed to a decrease of $125 million. Cost of goods sold further decreased by $8 million due to foreign exchange impacts. This was partially offset by $3 million by an unfavorable product mix and inflation on commodities, transport costs and labor, partially offset by benefits from our continued focus on productivity. R&D expenses increased by $2 million which reflects our continued investment in new technologies and the temporary cost control actions taken in 2020 to mitigate the COVID-19 impact. Cost of goods sold in 2021 was $2,926 million compared to $2,495 million in 2020.

Gross profit totaled $155 million for the fourth quarter of 2021 as compared to $174 million in the fourth quarter of 2020 and the gross profit percentage for 2021 increased to 18.0% from 17.3% in 2020 primarily due to lower sales volume as well as higher R&D costs and foreign exchange impacts. This was partially offset by $33 million productivity and product mix net of headwinds from inflation. Gross profit in 2021 totaled $707 million as compared to $539 million in 2020 and the gross profit percentage was 19.5% as compared with 17.8% in 2020.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2021 decreased to $50 million from $58 million in the fourth quarter of 2020 primarily due to bad debt recovery booked in the fourth quarter of 2020. As a percentage of net sales, SG&A for the fourth quarter of 2021 was 5.8% flat with 2020. For 2021 SG&A was $216 million as compared with $260 million in 2020 primarily due to higher strategic planning and other costs incurred in 2020 partially offset by labor, incentive accruals and foreign exchange impacts.

Interest expense in the fourth quarter of 2021 and for 2020 was $23 million in both periods. Interest expense for 2021 was $93 million as compared with $79 million in 2020, mainly due to $29 million accrued on the Series B Preferred Stock, partially offset by $16 million lower interest expense on our current credit facilities compared to our credit facility in 2020 before emergence from Chapter 11 and prior year fees related to amendments to our previous credit facilities.

Non-operating (income) expense decreased by $19 million in the fourth quarter of 2021 from $31 million in 2020 to $12 million in the fourth quarter of 2021. Non-operating (income) expense decreased by $22 million in 2021 from $38 million to $16 million in 2021, primarily due to $47 million in foreign exchange impact on debt, which was unhedged as a consequence of restrictions placed on the Company during Chapter 11 proceedings, partially offset by $18 million higher non-service pension benefit in 2021 and $8 million driven by interest associated with unrealized marked-to-market gains on interest rate swaps.

Income before taxes in the fourth quarter 2021 was $89 million as compared with $54 million in the fourth quarter of 2020. Income before taxes was $538 million for 2021 as compared with $119 million in 2020.

Reorganization items - net was a expense of $5 million in the fourth quarter of 2021 as compared with $69 million in the fourth quarter of 2020 mainly related to professional services related to Chapter 11. Reorganization items - net was a gain of $125 million in 2021 as compared with an expense of $73 million in 2020, and includes a $502 million gain on the settlement of Honeywell claims, partially offset by $119 million in professional service fees related to the Chapter 11 cases compared to 2020, $79 million related to the termination of and expense reimbursement under the Stalking Horse Purchase Agreement, $39 million in Directors and Officers insurance related to Chapter 11 cases, a $19 million write off on debt issuance costs of the Pre-petition Credit Agreement debt, $13 million in employee stock awards cancellation and $35 million in other costs mainly related to unsecured notes settlement.

Net Income for the fourth quarter of 2021 was $128 million as compared to $26 million in the fourth quarter of 2020. Net Income was $495 million in 2021 as compared to $80 million in 2020 primarily as a result of higher gross profit of $168 million, lower SG&A expenses of $44 million, lower Other expenses of $45 million, and favorable Reorganization items, net of $198 million.

Net income available to common shareholders for 2021 was $398 million up from $80 million in 2020.

Net cash used for operating activities totaled $310 million in 2021 as compared to $25 million in cash provided from operating activities in 2020, reflecting the impact of a gain in Reorganization items, net in 2021 of $125 million.

Expenditures for property plant and equipment totaled $72 million in 2021 as compared with $80 million in 2020.
Non-GAAP Financial Measures
Adjusted net income, which excludes Reorganization items - net, unhedged debt exposure, restructuring costs and stock-based compensation, increased 54% to $331 million in 2021 as compared to $215 million in 2020. In the fourth quarter Adjusted net income was $78 million as compared to $77 million in the fourth quarter of 2020.
Adjusted EBITDA increased 38% to $607 million in 2021 as compared to $440 million in 2020. In the fourth quarter of 2021 Adjusted EBITDA decreased 13% to $129 million as compared to $149 million in the fourth quarter of 2020. The Adjusted EBITDA margin increased to 16.7% in 2021 as compared to 14.5% in 2020. In the fourth quarter of 2021 the Adjusted EBITDA margin increased to 15.0% from 14.8% in the fourth quarter of 2020.
Adjusted free cash flow, which excludes reorganization items, repositioning charges (primarily severance costs related to internal restructuring projects) and stock compensation expense, was $367 million in 2021 as compared with $128 million in 2020. In the fourth quarter of 2021 it was $151 million as compared with $236 million in the fourth quarter of 2020.
Liquidity and Capital Resources
As of December 31, 2021, Garrett had $720 million in available liquidity, including $423 million in cash and cash equivalents and approximately $297 million undrawn commitments under its revolving credit facility. In the third quarter of 2021, Garrett had $752 million in available liquidity, including $456 million in cash and cash equivalents and approximately $296 million undrawn commitments under its revolving credit facility.
As of December 31, 2021, total debt including the Series B Preferred Stock, totaled $1,618 million down from $1,832 million at the end of the third quarter 2021.
Emergence from Chapter 11
As previously announced, on April 30, 2021, Garrett emerged from its pending Chapter 11 cases, successfully completing the restructuring process and implementing the Plan of Reorganization (“Plan”) that was confirmed by the U.S. Bankruptcy Court for the Southern District of New York.
Full Year 2022 Outlook
Garrett is providing the following outlook for the full year 2022 for certain GAAP and Non-GAAP financial measures.

Full Year 2022 Outlook
Net sales (GAAP)	$3.7 billion to $4.0 billion
Net sales growth at constant currency (Non-GAAP)*	4% to 13%
Net income (GAAP)	$295 million to $340 million
Adjusted EBITDA (Non-GAAP)*	$590 million to $650 million
Net cash provided by operating activities (GAAP)	$485 million to $585 million
Adjusted free cash flow (Non-GAAP)*	$400 million to $500 million
* See reconciliations to the nearest GAAP measure in pages 6-15.
Garrett’s full year 2022 outlook, as of February 14, 2022, reflects the company’s expectation that global light vehicle auto production will grow 7% global commercial vehicle production will grow 2%. Garrett’s capital expenditures and R&D expenses for the full year 2022 are expected to total approximately 2.4% and 4.6%, respectively, using the midpoint of the 2022 range for net sales. The full year 2022 outlook also assumes an exchange rate of 1.13 EUR to 1.00 USD.
Conference Call
Garrett will host a conference call on Monday, February 14, 2022 at 8:30 am Eastern Time / 2:30 pm Central European Time. The dial-in number for callers in the U.S. is +1-833-797-0899 and the dial-in number for international callers is +1-409-937-8894. The access code for all callers is 9557707. The conference call will be broadcast over the Internet and include a slide presentation. To access the webcast and supporting materials, please visit the investor relations section of Garrett’s website at http://investors.garrettmotion.com/.
A replay of the conference call can be accessed through March 1, 2021 by dialing +1-855-859-2056 in the U.S. and +1-404-537-3406 outside the U.S., and then entering the access code 9557707. The webcast will also be archived on Garrett’s IR website.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding the impact of the COVID-19 pandemic on Garrett’s business, financial results and financial conditions, industry trends, Garrett’s strategy. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of Garrett to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2021, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.
Non-GAAP Financial Measures
This release includes the following Non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): constant currency sales growth, Adjusted Net Income, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Conversion Rate and Net cash provided by operating activities less Expenditures for property, plant and equipment. The Non-GAAP financial measures provided herein are adjusted for certain items as presented in the Appendix containing Non-GAAP Reconciliations and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and analysis of ongoing operating trends. Garrett believes that Adjusted EBITDA and Adjusted EBITDA Margin are important indicators of operating performance because they exclude the effects of income taxes and certain other items, as well as the effects of financing and investing activities by eliminating the effects of interest and depreciation expenses and therefore more closely measures our operational performance. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For additional information with respect to our Non-GAAP financial measures, see our annual report on Form 10-K for the year ended December 31, 2021.
About Garrett Motion Inc.
Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become safer, more connected, efficient and environmentally friendly. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Contacts:
MEDIA	INVESTOR RELATIONS
Christophe Mathy	Paul Blalock
+41786437194	+1 862 812-5013
christophe.mathy@garrettmotion.com	paul.blalock@garrettmotion.com

GARRETT MOTION INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
	(Dollars in millions, except per share amounts)
Net sales	$862	$1,008	$3,633	$3,034
Cost of goods sold	707	834	2,926	2,495
Gross profit	155	174	707	539
Selling, general and administrative expenses	50	58	216	260
Other expense, net	—	1	1	46
Interest expense	23	23	93	79
Non-operating income	(12)	(31)	(16)	(38)
Reorganization items, net	5	69	(125)	73
Income before taxes	89	54	538	119
Tax (benefit) expense	(39)	28	43	39
Net income	128	26	495	80
Less: preferred stock dividend	(37)	—	(97)	—
Net income available for distribution	$91	$26	$398	$80

Earnings per share
Basic	$0.29	$0.34	$1.69	$1.06
Diluted	$0.29	$0.34	$1.56	$1.05

Weighted average common shares outstanding
Basic	64,818,700	75,797,216	69,706,183	75,543,461
Diluted	64,915,470	75,797,216	317,503,300	76,100,509

GARRETT MOTION INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
	(Dollars in millions)
Net income	$128	$26	$495	$80
Foreign exchange translation adjustment	1	(123)	38	(234)
Defined benefit pension plan adjustment, net of tax	36	(18)	36	(18)
Changes in fair value of effective cash flow hedges, net of tax	3	(7)	10	(7)
Changes in fair value of net investment hedges, net of tax	14	8	41	—
Total other comprehensive income (loss) , net of tax	54	(140)	125	(259)
Comprehensive income (loss)	$182	$(114)	$620	$(179)

GARRETT MOTION INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2021	2020
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$423	$592
Restricted cash	41	101
Accounts, notes and other receivables – net	747	841
Inventories – net	244	235
Other current assets	56	110
Total current assets	1,511	1,879
Investments and long-term receivables	28	30
Property, plant and equipment – net	485	505
Goodwill	193	193
Deferred income taxes	289	275
Other assets	200	135
Total assets	$2,706	$3,017
LIABILITIES
Current liabilities:
Accounts payable	$1,006	$1,019
Borrowings under revolving credit facility	—	370
Current maturities of long-term debt	7	—
Debtor-in-possession Term Loan	—	200
Mandatorily redeemable Series B Preferred Stock	200	—
Accrued liabilities	295	242
Total current liabilities	1,508	1,831
Long-term debt	1,181	1,082
Mandatorily redeemable Series B Preferred Stock	195	—
Deferred income taxes	21	2
Other liabilities	269	120
Total liabilities not subject to compromise	3,174	3,035
Liabilities subject to compromise	—	2,290
Total liabilities	$3,174	$5,325
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Series A Preferred Stock, par value $0.001; 245,921,617 shares issued and outstanding as of December 31, 2021	$—	$—
Common Stock, par value $0.001; 1,000,000,000 and 400,000,000 shares authorized, 64,570,950 and 76,229,578 issued and 64,570,950 and 75,813,634 outstanding as of December 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	1,326	28
Retained deficit	(1,790)	(2,207)
Accumulated other comprehensive income	(4)	(129)
Total deficit	(468)	(2,308)
Total liabilities and deficit	$2,706	$3,017

GARRETT MOTION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS	For the Year Ended December 31,
	2021	2020
	(Dollars in millions)
Cash flows from operating activities:
Net income	$495	$80
Adjustments to reconcile net income to net cash provided by operating activities:
Reorganization items, net	(435)	60
Deferred income taxes	(36)	(34)
Depreciation	92	86
Amortization of deferred issuance costs	7	7
Accretion of debt discount, net of interest payments	19	—
Foreign exchange loss (gain)	7	(58)
Stock compensation expense	7	10
Pension expense	(2)	15
Other	(10)	44
Changes in assets and liabilities:
Accounts, notes and other receivables	18	(162)
Inventories	(31)	(14)
Other assets	(32)	(45)
Accounts payable	(75)	41
Accrued liabilities	(46)	(13)
Obligations payable to Honeywell	(375)	6
Other liabilities	87	2
Net cash (used for) provided by operating activities	$(310)	$25
Cash flows from investing activities:
Expenditures for property, plant and equipment	(72)	(80)
Other	1	—
Net cash used for investing activities	$(71)	$(80)
Cash flows from financing activities:
Proceeds from issuance of Series A Preferred Stock	1,301	—
Proceeds from issuance of long-term debt, net of deferred financing costs	1,221	—
Proceeds from revolving credit facilities	—	1,449
Payments of long-term debt	(1,517)	(2)
Payments of revolving credit facilities	(370)	(1,100)
(Repayments) proceeds from debtor-in-possession financing	(200)	200
Redemption of Series B Preferred Stock	(201)	—
Payments for Cash-Out election	(69)	—
Repurchases of Series A Preferred Stock	(15)	—
Repurchases of Common Stock	(4)	—
Revolving facility financing costs	(7)	—
Debtor-in-possession financing fees	—	(13)
Other	—	(4)
Net cash provided by financing activities	$139	$530
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	13	31
Net (decrease) increase in cash, cash equivalents and restricted cash	(229)	506
Cash, cash equivalents and restricted cash at beginning of period	693	187
Cash, cash equivalents and restricted cash at end of period	$464	$693
Supplemental cash flow disclosure:
Income taxes paid (net of refunds)	61	44
Interest expense paid	61	63
Reorganization items paid	350	14
Supplemental disclosure of non-cash investing and financing activities:
Issuance of Series B Preferred Stock	577	—
Expenditures for property, plant and equipment in accounts payable	32	47

Reconciliation of Net Income to Adjusted EBITDA(1)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
	(Dollars in millions)
Net income — GAAP	$128	$26	$495	$80
Net interest expense	15	23	82	76
Tax (benefit) expense	(39)	28	43	39
Depreciation	22	26	92	86
EBITDA (Non-GAAP)	$126	$103	$712	$281
Other expense, net (which consists of indemnification, asbestos and environmental expenses) (2)	—	1	—	45
Non-operating (income) expense (3)	(3)	13	(12)	5
Reorganization items, net(4)	5	69	(125)	73
Stock compensation expense (5)	2	2	7	10
Repositioning charges (6)	2	2	16	10
Foreign exchange loss (gain) on debt, net of related hedging loss (gain)	—	(42)	9	(38)
Professional service costs (7)	(1)	(1)	—	52
Capital tax expense (8)	(2)	2	—	2
Adjusted EBITDA (Non-GAAP)	$129	$149	$607	$440
Adjusted EBITDA Margin (Non-GAAP) %(9)	15.0%	14.8%	16.7%	14.5%

(1)    We evaluate performance based on EBITDA and Adjusted EBITDA. We define “EBITDA” as our net income/loss calculated in accordance with U.S. GAAP, plus the sum of net interest expense/income, tax expense/benefit and depreciation. We define “Adjusted EBITDA” as EBITDA, plus the sum of non-operating (income) expense, other expenses, net (which consists of indemnification, asbestos and environmental expenses), stock compensation expense, reorganization items, net, repositioning charges, foreign exchange loss (gain) on debt, net of related hedging (gain) loss, Spin-Off costs, professional services costs and Capital tax expense.
(2)    The accounting for the majority of our asbestos-related liability payments and accounts payable reflect the terms of the Honeywell Indemnity Agreement with Honeywell entered into on September 12, 2018, under which Garrett ASASCO was expected to make payments to Honeywell in amounts equal to 90% of Honeywell’s asbestos-related liability payments and accounts payable, primarily related to Honeywell’s former Bendix business in the United States, as well as certain environmental-related liability payments and accounts payable and non-United States asbestos-related liability payments and accounts payable, in each case related to legacy elements of the Bendix business, including the legal costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts and, as may be applicable, certain other recoveries associated with such liabilities. The Plan as confirmed by the Bankruptcy Court includes a global settlement with Honeywell providing for, among other things, the full and final satisfaction, settlement, release, and discharge of all liabilities under or related to the Honeywell Agreements. See Emergence from Chapter 11.(3) Non-operating income adjustment includes the non-

service component of pension expense and other expense, net and excludes interest income, equity income of affiliates, and the impact of foreign exchange.
(3)    Non-operating income adjustment includes the non-service component of pension expense and other expense, net and excludes interest income, equity income of affiliates, and the impact of foreign exchange.
(4)    The Company applied ASC 852 for periods subsequent to the Petition Date to distinguish transactions and events that were directly associated with the Company's reorganization from the ongoing operations of the business. Accordingly, certain expenses and gains incurred during the Chapter 11 Cases are recorded within Reorganization items, net in the Consolidated Interim Statements of Operations. The Company applied U.S. GAAP for period subsequent to the Effective Date. See Note 1, Background and Basis of Presentation of Notes to the Consolidated Interim Financial Statements.
(5)    Stock compensation expense adjustment includes only non-cash expenses.
(6)    Repositioning charges adjustment primarily includes severance costs related to restructuring projects to improve future productivity.
(7)    Professional service costs consist of professional service fees related to strategic planning for the Company in the period before the Debtors filed for relief under Chapter 11 of the Bankruptcy Code in September 2020. We consider these costs to be unrelated to our ongoing core business operations.
(8)    The canton of Vaud, Switzerland generally provides for crediting the cantonal corporate income tax against capital tax. There was no income tax payable for the year ended December 31, 2020 and therefore the 2020 capital tax due of $2 million was recorded in SG&A expenses.
(9)    Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales.

Reconciliation of Constant Currency Sales % Change(1)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Garrett
Reported sales % change	(14)%	21%	20%	(7)%
Less: Foreign currency translation	(1)%	6%	5%	1%
Constant currency sales % change	(13)%	15%	15%	(8)%

Gasoline
Reported sales % change	(15)%	29%	21%	8%
Less: Foreign currency translation	0%	7%	6%	2%
Constant currency sales % change	(15)%	22%	15%	6%

Diesel
Reported sales % change	(31)%	26%	14%	(15)%
Less: Foreign currency translation	(2)%	8%	5%	2%
Constant currency sales % change	(29)%	18%	9%	(17)%

Commercial vehicles
Reported sales % change	2%	8%	28%	(12)%
Less: Foreign currency translation	(1)%	4%	3%	1%
Constant currency sales % change	3%	4%	25%	(13)%

Aftermarket
Reported sales % change	16%	11%	23%	(12)%
Less: Foreign currency translation	(2)%	3%	2%	1%
Constant currency sales % change	18%	8%	21%	(13)%

Other Sales
Reported sales % change	(11)%	(10)%	—%	(19)%
Less: Foreign currency translation	(3)%	4%	2%	—%
Constant currency sales % change	(8)%	(14)%	(2)%	(19)%
1 We previously referred to “constant currency sales growth” as “organic sales growth.” We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. This is the same definition we previously used for “organic sales growth”. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Net Income – GAAP to EBITDA and Adjusted EBITDA, and to Adjusted Free Cash Flow and Net cash provided by operations less Expenditures for property, plant and equipment

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
	(Dollars in millions)
Net income — GAAP	$128	$26	$495	$80
Net interest expense	15	23	82	76
Tax (benefit) expense	(39)	28	43	39
Depreciation	22	26	92	86
EBITDA (Non-GAAP)	126	103	712	281
Other expense, net (which consists of indemnification, asbestos and environmental expenses)	—	1	—	45
Non-operating (income) expense	(3)	13	(12)	5
Reorganization items, net	5	69	(125)	73
Stock compensation expense	2	2	7	10
Repositioning charges	2	2	16	10
Foreign exchange loss (gain) on debt, net of related hedging loss (gain)	—	(42)	9	(38)
Professional service costs	(1)	(1)	—	52
Capital tax expense	(2)	2	—	2
Adjusted EBITDA (Non-GAAP)	129	149	607	440
Change in working capital	84	52	(88)	(135)
Factoring and P-notes	(2)	61	10	34
Cash taxes	(14)	(17)	(61)	(44)
Capital expenditures	2	(1)	(72)	(80)
Other	(29)	18	32	(13)
Cash interest	(19)	(26)	(61)	(74)
Adjusted free cash flow (Non-GAAP)	151	236	367	128
Honeywell Indemnity Agreement	—	—	—	(43)
Stalking horse termination reimbursement	—	—	(79)	—
Chapter 11 professional service costs (1)	(8)	(14)	(220)	(101)
Honeywell Settlement as per Emergence Agreement	—	—	(375)	—
Chapter 11 related cash interests	—	—	(41)	—
Stock compensation cash	—	—	(10)	—
Repositioning cash	(7)	(1)	(14)	(5)
Factoring and P-notes	2	(61)	(10)	(34)
Net cash provided by operating activities less expenditures for property, plant and equipment (Non-GAAP)	$138	$160	$(382)	$(55)
1 Full Year Chapter 11 related cash interests increased by $15M incurred in the second quarter 2021 after full reconciliation of all reorganizational items done in Q4 2021 .

Reconciliation of Cash Flow from Operations less Expenditures for PP&E to Adjusted Free Cash Flow

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
	(Dollars in millions)
Net cash provided by (used for) operating activities	$136	$161	$(310)	$25
Expenditures for property, plant and equipment	2	(1)	(72)	(80)
Net cash provided by (used for) operating activities less expenditures for property, plant and equipment (Non-GAAP)	$138	$160	$(382)	$(55)
Honeywell Indemnity Agreement expenses	—	—	—	43
Stalking horse termination reimbursement	—	—	79	—
Chapter 11 professional service costs	8	14	220	101
Honeywell Settlement as per Emergence Agreement	—	—	375	—
Chapter 11 related cash interests (1)	—	—	41	—
Stock compensation cash	—	—	10	—
Repositioning cash	7	1	14	5
Factoring and P-notes	(2)	61	10	34
Adjusted free cash flow (Non-GAAP) (2)	$151	$236	$367	$128
1 Full Year Chapter 11 related cash interests increased by $15M incurred in the second quarter 2021, after full reconciliation of all reorganizational items done in Q4 2021 .
2 2020 and Q1 2021 Adjusted FCF reported number was restated to reflect updated definition which excludes liquidity actions such as sales of receivables.

Reconciliation of Net Income to Adjusted Free Cash Flow Conversion Rate

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021		2020
	(Dollars in millions)
Net income — GAAP	$128	$26	$495		$80
Foreign exchange loss (gain) on debt, net of related hedging loss (gain)	—	(42)	9		(38)
Other expense, net (which consists of indemnification, asbestos and environmental expenses)	—	1	—		45
Non-operating (income) expense	(3)	13	(12)		5
Reorganization items, net	5	69	(125)		73
Stock compensation expense	2	2	7		10
Repositioning charges	2	2	16		10
Professional service costs	(1)	(1)	—		52
Capital tax	(2)	2	—	0	2
Adjusted tax (expense) benefit (1,2)	(53)	5	(59)		(24)
Adjusted net income (Non-GAAP)	$78	$77	$331		$215
Adjusted free cash flow (3) (Non-GAAP)	$151	$236	$367		$128
Adjusted free cash flow conversion (Non-GAAP)	194%	306%	111%		60%
1 Adjusting items are tax effected at the same annual effective tax rate that was used at the time the adjusting item was originally recorded. If the adjusting item was not originally taxed at the annual effective tax rate, then the amount of the tax originally recorded is used.
2 2020 and Q1 2021 Adjusted Tax Expense (and consequently, Adjusted Net Income) reported numbers were restated to reflect an updated adjusted tax rate.
3 For Adjusted Free Cash Flow Reconciliation, please refer to page 14 for Reconciliation of Cash Flow from Operations less Expenditures for PP&E to Adjusted Free Cash Flow.

Full Year 2022 Outlook Reconciliation of Reported Net Sales to Net Sales Growth at Constant Currency

	2022 Full Year
	Low End	High End
Reported net sales (% change)	2%	11%
Foreign currency translation	(2)%	(2)%
Full year 2022 Outlook Net Sales Growth at Constant Currency (Non-GAAP)	4%	13%

Full Year 2022 Outlook Reconciliation of Net Income to Adjusted EBITDA

	2022 Full Year
	Low End	High End
Net income GAAP	$295	$340
Net interest expense	84	84
Tax expense	101	116
Depreciation	97	97
Full year 2022 Targeted EBITDA (Non-GAAP)	$577	$637
Non-operating income	—	—
Reorganization items, net	—	—
Stock compensation expense	8	8
Repositioning charges	5	5
Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	—	—
Professional service costs	—	—
Capital tax expense	—	—
Full year 2022 Outlook Adjusted EBITDA (Non-GAAP)	$590	$650
Full Year 2022 Outlook Reconciliation of Cash Flow from Operations less Expenditures for PP&E to Adjusted Free Cash Flow

	2022 Full Year
	Low End	High End
Net cash provided by operating activities (GAAP)	$485	$585
Expenditures for property, plant and equipment	(95)	(95)
Net cash provided by operating activities less expenditures for property, plant and equipment (Non-GAAP)	$390	$490
Cash payments for restructuring	10	10
Non-recurring cash items	—	—
Full year 2022 Outlook Adjusted Free Cash Flow (Non-GAAP)	$400	$500